CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisition
Of A Two-Clinic Physical Therapy Practice

Houston, TX, October 3, 2022 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today announced an acquisition of a two-clinic physical therapy practice.
USPH acquired 80% of the equity interests of the physical therapy practice with the practice’s owners retaining 20%. The purchase price for the 80% equity interest was approximately $4.2 million inclusive of a note payable to the owners of $250,000. The remainder was paid in cash.  The business generates more than $2.5 million in annual revenue and has approximately 17,000 patient visits per year.
Chris Reading, Chief Executive Officer, stated, “We are excited about this team and this opportunity.  We combined great care, state of the art facilities and a high net rate market with plenty of room to expand.  Our team looks very forward to assisting our newest partners in further growing and scaling their business in order to positively impact more lives.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 614 outpatient physical therapy clinics in 40 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 33 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.
###